Exhibit 99.1

GulfMark Offshore Announces

Third Quarter 2015 Operating Results

HOUSTON, November 9, 2015—GulfMark Offshore, Inc. (“GulfMark” or the “Company”) (NYSE: GLF) today announced its results of operations for the three- and nine-month periods ended September 30, 2015. Quarterly highlights include:

●	Generated Cash from Operations of $7.9 Million After Semi-Annual Interest Payments.
●	Reduced Direct Operating Expenses, Before Special Items, by 10% vs. Previous Quarter.
●	Forecasting Additional Decrease in Direct Operating Expenses of Approximately 19% from Q3 to Q4 2015, Before Special Items.
●	Lowered General and Administrative Expenses, Before Special Items, by 4% vs. Previous Quarter.
●	Recorded Non-Cash Pre-Tax Impairments to PP&E, Goodwill, and Intangible Assets of $152.1 Million.
●	Total Liquidity Was Approximately $280.0 Million at Quarter End.

For the third quarter ended September 30, 2015, revenue was $60.7 million, and net loss was $185.2 million, or $7.48 per diluted share. Included in the results are after-tax special items described below that totaled $171.6 million or $6.93 per diluted share. Quarterly loss before these special items was $13.6 million or $0.55 per diluted share.

Quintin Kneen, President and CEO, commented, “In this difficult operating environment, we are pleased with our ability to improve the aspects of our business that are under our control during the downturn. Our cost reductions continue to be strong, and we see costs falling even further in the coming quarters. Our ability to quickly reduce costs has been essential to our ability to maintain positive cash flows and decreasing debt levels.

“We are managing our working capital efficiently. We generated cash from operations during the quarter, even after taking into account our semi-annual interest payments. We paid down our revolver by $49 million during the quarter, and we improved our net debt position from last quarter. We are committed to preserving liquidity, creating operational flexibility, and continuing to reduce our level of net debt prospectively.

“Regionally, our franchise position in the North Sea region continues to perform extremely well in a difficult market. Our September utilization was the highest utilization month of the quarter, approaching 85% and reversing the downward trend we had seen for several months. Our Norwegian vessels performed well, achieving higher than 97% utilization during the quarter, and our UK vessels saw a 4 percentage point increase in utilization during the last month of the quarter. Our overall utilization in the North Sea during Q3 was 84%, while our marketed utilization was an exceptional 94%.

GulfMark Offshore, Inc.

Press Release

November 9, 2015

“Overall, the global market continues to be difficult, with decreasing rates and utilization. Although consolidated revenue was below guidance, we continued to make significant strides in reducing operating costs, which came in at the low end of our guidance. We anticipate maintaining positive cash flow from operations by exploiting market opportunities as they arise and furthering the expense reduction initiatives in progress. Our anticipated full-year 2015 direct operating expense savings are approximately $70 million, which is an improvement of more than $10 million since the end of the second quarter. We are confident that there are more cost savings to come in 2016. Importantly, we believe that we can accomplish these cost savings while maintaining our overall commitment to safety and quality.”

Kneen continued, “We remain focused on our previously stated goals of opportunistically selling vessels, reducing operating costs and maintaining capital discipline.”

Consolidated Third-Quarter Results

Consolidated revenue for the third quarter of 2015 was $60.7 million, compared with $74.5 million in the second quarter. Consolidated revenue fell due to a 10% sequential decrease in average day rate to $14,810 from $16,428 in the previous quarter, while utilization fell to 64% from 69% in the second quarter. Consolidated operating loss was $167.1 million, compared with $4.2 million in the second quarter. Excluding special items in both quarters, consolidated operating loss sequentially declined to $12.8 million from a loss of $2.7 million in the second quarter, due to lower revenue partially offset by lower operating and general and administrative costs.

The third quarter results include five special items totaling $171.6 million net of tax ($6.93 per diluted share), of which $168.7 million ($6.81 per diluted share) was non-cash. The Company impaired a portion of its U.S.-based fleet, U.S. construction in progress, all of its goodwill, and all of its intangible assets. As a result, these impairment charges, net of tax, include $72.0 million related to vessels and equipment and construction in progress, $22.5 million related to goodwill, and $8.5 million related to intangible assets. The Company also recorded discrete non-cash tax charges during the quarter, including a non-cash charge for the repatriation of a portion of its foreign cash. The net amount recorded for these special items was a one-time non-cash tax charge of $66.2 million. Additionally, the Company recorded workforce redundancy charges during the quarter, recorded a gain on the previously disclosed asset sale, and wrote down debt issuance costs associated with the revolving credit facilities amendments. A summary of these special charges is provided in the tables at the end of the earnings release.

Regional Results for the Third Quarter

In the North Sea region, third-quarter revenue was $33.7 million, compared with $36.6 million in the second quarter. The average day rate fell 7% to $15,985 from $17,110 in the second quarter, which was the primary reason for the decrease in revenue. Although rates fell slightly, the Company exited the summer work season with improved utilization. Utilization remained relatively flat from the prior quarter, and the Company’s utilization in the North Sea, exclusive of stacked vessels, was 94% during the third quarter. The Company has seven vessels currently stacked in the North Sea.

GulfMark Offshore, Inc.

Press Release

November 9, 2015

Third-quarter revenue in the Southeast Asia region was $7.2 million, compared with $11.0 million in the second quarter. The change in revenue was due to a decline in average day rate of 13% to $10,331 from $11,817 in the second quarter, combined with an 11 percentage point utilization decline. The Company has three vessels currently stacked in Southeast Asia.

Third-quarter revenue for the Americas region was $19.7 million, compared with $26.9 million in the previous quarter. Average day rate decreased 15% from the prior quarter due to the continued softening in the market. Utilization decreased 8 percentage points to 47% from 55% in the second quarter, due to the continued weakness in the spot market and the effect of stacking several vessels in the U.S. Gulf of Mexico. The Company’s utilization in the Americas, exclusive of stacked vessels, was 66% during the third quarter. The Company has 13 vessels currently stacked in the Americas.

Consolidated Operating Expenses for the Third Quarter

Direct operating expenses for the third quarter were $40.5 million including the workforce redundancy charges. This is a decrease of $5.4 million, or 12%, from the second quarter. The decrease was due mainly to lower labor costs related to stacking vessels and wage reductions, combined with lower repairs and maintenance, supplies and consumables and fuel expense. Drydock expense in the third quarter was $3.9 million, slightly below the Company’s previous guidance. General and administrative expense was $13.3 million for the third quarter. Excluding exit and severance costs, general and administrative expense was $11.1 million, on the low end of the Company’s guided quarterly run rate. Including the special items mentioned previously, tax expense during the quarter was $8.0 million. The Company expects a tax rate of 35% to 40% going forward, though cash taxes will likely be close to zero in the near term as the company continues to absorb net operating losses.

Guidance

Looking forward, the Company expects revenue in the fourth quarter to be between $46 and $51 million. GulfMark expects fleet-wide utilization to be between 53% and 57% for the fourth quarter, and expects its global average day rate for the fourth quarter to decrease by approximately 7% to 10% sequentially. Due to its expense reduction initiatives, GulfMark now anticipates fourth quarter direct operating expenses to be between $31 million and $34 million, and full year direct operating expenses to be between $166 and $169 million excluding special items. This represents an additional reduction of more than $10 million or 5% from the previous annual target. Excluding special items, the Company expects general and administrative expense to be between $10 million and $11 million in the fourth quarter. The Company does not expect to incur any drydock expense during the fourth quarter, resulting in a full-year expected drydock expense of $15.3 million.

GulfMark Offshore, Inc.

Press Release

November 9, 2015

Liquidity and Capital Commitments

Cash provided by operating activities totaled $7.9 million in the third quarter. Cash on hand at September 30, 2015, was $31.2 million, and $23.0 million was drawn on the revolving credit facilities. Total debt at September 30, 2015 was $523.6 million, and debt net of cash was $492.5 million. Net debt was reduced by approximately $2.0 million during the quarter. Net debt to book capital was 39% at the end of the quarter, and total liquidity (cash plus available revolver) was approximately $280.0 million at September 30.

Net capital expenditures during the third quarter totaled $3.1 million, which included $7.3 million of payments on the construction of new vessels and $3.3 million for vessel enhancements and other capital expenditures, offset by proceeds of $7.5 million received for the sale of one vessel. As of September 30, 2015, the Company had approximately $61.0 million of remaining capital commitments related to the construction of three vessels. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern Time on Monday, November 9, 2015. To participate in the call, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 9553386. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:      Michael Newman

                     Investor Relations

E-mail:         Michael.Newman@GulfMark.com

                    (713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

November 9, 2015

	UNAUDITED

Income Statements	Three Months Ended			Nine Months Ended
(in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014

Revenue	$60,668	$74,461	$128,686	$224,221	$379,651
Direct operating expenses	40,509	45,946	62,230	137,680	178,253
Drydock expense	3,932	2,436	4,353	15,341	16,249
General and administrative expenses	13,315	11,521	15,021	35,800	46,913
Depreciation and amortization	18,674	18,765	19,168	55,927	56,729
Impairment charges	152,103	-	-	152,103	7,459
Gain on sale of assets and other	(784)	-	(6,877)	(784)	(6,877)
Operating Income (Loss)	(167,081)	(4,207)	34,791	(171,846)	80,925

Interest expense	(9,979)	(8,194)	(7,840)	(26,331)	(22,002)
Interest income	71	74	49	189	79
Foreign currency gain (loss) and other	(267)	(30)	(1,859)	(970)	(345)
Income (loss) before income taxes	(177,256)	(12,357)	25,141	(198,958)	58,657
Income tax benefit (provision)	(7,970)	4,112	(797)	361	(3,557)
Net Income (Loss)	$(185,226)	$(8,245)	$24,344	$(198,597)	$55,100

Diluted earnings (loss) per share	$(7.48)	$(0.33)	$0.92	$(8.04)	$2.09
Weighted average diluted common shares	24,767	24,696	26,390	24,690	26,394

Other Data
Revenue by Region (000's)
North Sea	$33,743	$36,578	$61,781	$110,521	$172,658
Southeast Asia	7,185	10,989	13,930	31,503	49,665
Americas	19,740	26,894	52,975	82,197	157,328
Total	$60,668	$74,461	$128,686	$224,221	$379,651

Rates Per Day Worked
North Sea	$15,985	$17,110	$23,974	$17,155	$23,151
Southeast Asia	10,331	11,817	15,419	12,209	15,329
Americas	15,310	17,991	23,969	17,919	23,286
Total	$14,810	$16,428	$22,587	$16,495	$21,716

Overall Utilization
North Sea	83.5%	82.9%	90.9%	83.2%	89.9%
Southeast Asia	59.4%	70.4%	66.8%	71.5%	78.0%
Americas	47.0%	55.1%	83.2%	56.4%	87.1%
Total	63.7%	69.1%	83.1%	69.9%	86.4%

Average Owned Vessels
North Sea	28.1	29.0	31.0	28.8	30.4
Southeast Asia	13.0	13.0	15.1	13.0	15.7
Americas	30.0	30.0	29.0	30.0	28.6
Total	71.1	72.0	75.1	71.7	74.7

Drydock Days
North Sea	17	-	-	79	96
Southeast Asia	41	27	22	77	88
Americas	8	33	65	175	189
Total	66	60	87	331	373

Drydock Expenditures (000's)	$3,932	$2,436	$4,353	$15,341	$16,249

GulfMark Offshore, Inc.

Press Release

November 9, 2015

Consolidated Balance Sheets	As of
(dollars in thousands)	September 30,	June 30,	September 30,
	2015	2015	2014
Current assets:
Cash and cash equivalents	$31,172	$78,390	$32,663
Trade accounts receivable, net of allowance for doubtful accounts of $1,424, $1,477, and $2,504, respectively	55,353	70,634	102,728
Other accounts receivable	7,624	8,158	11,621
Prepaid expenses and other current assets	19,459	21,057	24,273
Total current assets	113,608	178,239	171,285

Vessels, equipment and other fixed assets at cost, net of accumulated depreciation of $458,917, $461,485 and $453,880, respectively	1,228,229	1,369,451	1,427,228
Construction in progress	69,596	90,799	122,000
Goodwill	-	23,755	28,979
Intangibles, net of accumulated amortization of $0, $20,182 and $18,018, respectively	-	14,416	16,581
Cash held in escrow	-	-	3,683
Deferred costs and other assets	18,182	20,131	22,062
Total assets	$1,429,615	$1,696,791	$1,791,818

Current liabilities:
Accounts payable	$15,051	$13,010	$27,720
Income and other taxes payable	7,482	6,174	5,507
Accrued personnel costs	13,421	14,617	22,620
Accrued interest cost	1,604	9,649	1,451
Other accrued liabilities	5,354	6,888	12,143
Total current liabilities	42,912	50,338	69,441
Long-term debt	523,638	572,669	518,959
Long-term income taxes:
Deferred tax liabilities	106,121	93,603	102,538
Other income taxes payable	20,834	25,378	24,668
Other liabilities	6,837	6,127	6,390
Stockholders' equity:
Preferred stock, no par value; 2,000 authorized; no shares issued	-	-	-
Class A Common Stock, $0.01 par value; 60,000 shares authorized; 27,965, 27,934 and 27,276 shares issued and 25,738, 25,706 and 26,723 outstanding, respectively; Class B Common Stock $0.01 par value; 60,000 shares authorized; no shares issued	273	272	270
Additional paid-in capital	416,602	414,751	408,734
Retained earnings	460,819	646,043	658,339
Accumulated other comprehensive income (loss)	(79,928)	(43,042)	25,454
Treasury stock, at cost	(76,987)	(77,792)	(30,610)
Deferred compensation expense	8,494	8,444	7,635
Total stockholders' equity	729,273	948,676	1,069,822
Total liabilities and stockholders' equity	$1,429,615	$1,696,791	$1,791,818

GulfMark Offshore, Inc.

Press Release

November 9, 2015

Consolidated Statements of Cash Flows (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Cash flows from operating activities:
Net income (loss)	$(185,226)	$(8,245)	$24,344	$(198,597)	$55,100
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,674	18,765	19,168	55,927	56,729
Gain on sale of assets	(784)	-	(5,520)	(784)	(5,520)
Stock-based compensation	1,621	1,845	1,817	5,270	7,459
Amortization of deferred financing costs	594	623	470	1,799	5,607
Provision for doubtful accounts receivable, net of write-offs	(5)	(63)	(16)	(960)	1,396
Impairment charge	152,103	-	-	152,103	2,158
Deferred income tax benefit	12,614	(5,391)	(2,107)	2,689	(1,969)
Foreign currency transaction (gain) loss	634	(1,043)	1,820	157	888
Change in operating assets and liabilities:
Accounts receivable	$14,199	$8,360	$21,430	$33,281	$(7,010)
Prepaids and other	836	49	(272)	(2,674)	(6,601)
Accounts payable	2,373	(5,608)	(87)	(6,998)	966
Other accrued liabilities and other	(9,684)	5,490	(5,216)	(15,924)	(3,891)
Net cash provided by operating activities	$7,949	$14,782	$55,831	$25,289	$105,312
Cash flows from investing activities:
Purchases of vessels, equipment and other fixed assets	(10,570)	(9,686)	(20,892)	(31,874)	(142,523)
Release of deposits held in escrow	-	-	-	3,683	5,060
Proceeds from disposition of vessels and equipment	7,511	-	15,361	8,226	15,361
Net cash used in investing activities	(3,059)	(9,686)	(5,531)	(19,965)	(122,102)
Cash flows from financing activities:
Proceeds from borrowings under revolving loan facilities	11,000	12,000	-	39,000	50,045
Repayment of borrowing under revolving loan facilities	(60,000)	-	(25,703)	(60,000)	(30,703)
Cash dividends	-	-	(6,586)	-	(20,007)
Stock repurchases	-		(8,189)	-	(8,189)
Debt issuance costs	(1,352)	(35)	(2,561)	(2,578)	(2,561)
Proceeds from issuance of stock	174	221	265	702	787
Net cash provided by (used in) investing activities	$(50,178)	$12,186	$(42,774)	$(22,876)	$(10,628)
Effect of exchange rate changes on cash	(1,930)	1,261	(803)	(2,061)	(485)
Net increase (decrease) in cash and cash equivalents	(47,218)	18,543	6,723	(19,613)	(27,903)
Cash and cash equivalents at beginning of period	78,390	59,847	25,940	50,785	60,566
Cash and cash equivalents at end of period	$31,172	$78,390	$32,663	$31,172	$32,663
Supplemental cash flow information:
Interest paid, net of interest capitalized	$15,396	$(588)	$16,216	$30,169	$28,603
Income taxes paid, net	437	538	1,223	1,371	3,585

GulfMark Offshore, Inc.

Press Release

November 9, 2015

Contract Cover	As of November 9, 2015		As of October 20, 2014
	2015	2016	2014	2015
Region:	Vessel Days	Vessel Days	Vessel Days	Vessel Days
North Sea	65%	38%	72%	39%
Southeast Asia	44%	19%	84%	22%
Americas	28%	7%	57%	16%
Overall Fleet	46%	22%	68%	26%

Reconciliation of Non-GAAP Measures: Three Months Ended September 30, 2015
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(12.8)	$(8.4)	$7.6	$(13.6)	$(0.55)
Impairment Charge	(152.1)	-	49.1	(103.0)	(4.16)
Tax Repatriation Charge and Other	-	-	(66.2)	(66.2)	(2.67)
Gain of Vessel Sale	0.8	-	-	0.8	0.03
Loan Fee Write-Off	-	(1.8)	0.7	(1.1)	(0.04)
Workforce Redundancy Charges	(2.9)	-	0.8	(2.1)	(0.09)
U.S. GAAP	$(167.1)	$(10.2)	$(8.0)	$(185.2)	$(7.48)

Reconciliation of Non-GAAP Measures: Three Months Ended June 30, 2015
(dollars in millions, except per share data)	Operating Income (Loss)	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$(2.7)	$(8.2)	$4.1	$(6.8)	$(0.27)
Workforce Redundancy Charges	(1.5)	-	0.0	(1.5)	(0.06)
U.S. GAAP	$(4.2)	$(8.2)	$4.1	$(8.2)	$(0.33)

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of July 22, 2015	28	13	30	71
Newbuild Deliveries/Additions	0	0	0	0
Sales & Dispositions	0	0	0	0
Owned Vessels as of November 9, 2015	28	13	30	71
Managed Vessels	3	0	0	3
Total Fleet as of November 9, 2015	31	13	30	74